Exhibit 10.1

Primo Water Corporation
Amended and Restated Value Creation Plan
 (March 3, 2016)

Purpose of Plan

This Amended and Restated Value Creation Plan (“Plan”) is established to assist Primo Water Corporation (the “Company”) in attracting and retaining highly qualified executive officers and motivating such executive officers to serve the Company and expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to earn incentive compensation based on the achievement by the Company of pre-established performance goals, as provided herein.  This Plan amends and restates in its entirety the Value Creation Plan originally established by the Company in May 2012 and later amended by the Company in May 2013.

Award Formula

●	The Company will issue to eligible Participants (as defined below) up to three separate equity/cash awards based on the Company’s achieving targets of at least $15 million, $24 million and $28 million in Adjusted EBITDA for any fiscal year between 2013 and 2019 (including fiscal 2019). Once the Company achieves the $15 million Adjusted EBITDA target level for a given fiscal year, the Adjusted EBITDA target level would increase to $24 million for subsequent fiscal years; and once the Company thereafter achieves the $24 million Adjusted EBITDA target level for a given fiscal year, the Adjusted EBITDA target level would increase to $28 million for subsequent fiscal years. The bonus issuance to the eligible Participants will be (a) 15% for the $15 million Adjusted EBITDA target level, (b) 17.5% for the $24 million Adjusted EBITDA target level and (c) 20% for the $28 million Adjusted EBITDA target level, in each case of the incremental market capitalization appreciation (excluding additional share issuances), with the allocation of the pool among Participants to be recommended by the Company’s CEO and determined and approved by the Company’s Compensation Committee (the “Compensation Committee”) in its sole discretion. Market capitalization appreciation would be determined based on (i) the Company’s closing stock price on the later to occur of May 11, 2012 or the third full trading day following the public announcement of financial results for the fiscal year in which the last Adjusted EBITDA threshold was achieved, (ii) the number of shares outstanding on May 11, 2012, and (iii) the Company’s closing stock price on the third full trading day following the public announcement of financial results for the fiscal year for which an award is being made.

o	Example – $15 million Adjusted EBITDA is attained for the first time in fiscal 2014:

5/11/12 Share price at start	$1.39
3/17/15 Achieve $15 million Adjusted EBITDA for fiscal 2014
3/20/15 (closing share price on the third full trading day after announcing results)	$3.00 (ex)
Number of shares outstanding at 5/11/12	23,749,212
Value created ($3.00 - $1.39 x shares) (millions)	$38.2
15% bonus pool of value created (millions)	$5.7
Bonus pool to be split among Participants

o	Example – Following attainment of $15 million Adjusted EBITDA for fiscal 2014, $24 million of Adjusted EBITDA is attained for the first time in fiscal 2016:

Share price at start (since last incentive)	$3.00
3/16/17 Achieve $24 million Adjusted EBITDA for fiscal 2016
3/21/17 (closing share price on the third full trading day after announcing results)	$5.00 (ex)
Number of shares outstanding at 5/11/12	23,749,212
Incremental Value created ($5.00 - $3.00 x shares) (millions)	$47.5
17.5% bonus pool of value created (millions)	$8.3
Bonus pool to be split among Participants

o	Example – Following attainment of $24 million Adjusted EBITDA for fiscal 2016, $28 million of Adjusted EBITDA is attained for the first time in fiscal 2018:

Share price at start (since last incentive)	$5.00
3/16/19 Achieve $28 million Adjusted EBITDA for fiscal 2018
3/19/19 (closing share price on the third full trading day after announcing results)	$8.00 (ex)
Number of shares outstanding at 5/11/12	23,749,212
Incremental Value created ($8.00 - $5.00 x shares) (millions)	$71.3
20% bonus pool of value created (millions)	$14.3
Bonus pool to be split among Participants

o	Example – $24 million Adjusted EBITDA is attained for the first time in fiscal 2015 (both the $15 million Adjusted EBITDA and $24 million EBITDA levels were attained in 2015 – no prior award under the Plan has been issued)

5/11/12 Share price at start	$1.39
3/17/16 Achieve $24 million Adjusted EBITDA for fiscal 2015
3/22/16 (closing share price on the third full trading day after announcing results)	$6.00 (ex)
Number of shares outstanding at 5/11/12	23,749,212
Incremental Value created ($6.00 - $1.39 x shares) (millions)	$109.5
17.5% bonus pool of value created (millions)	$19.2
Bonus pool to be split among Participants

Calculation of Awards and Other Terms and Conditions:

●	Award pool will be calculated effective at the market close on the third full trading day after public announcement of year-end financial results (after completion of the audited financial statements), upon attaining the targeted Adjusted EBITDA (as defined in the Company’s then current credit agreements).

●	Awards will be paid as soon as practicable following the time the award pool is calculated, but in all events (except as provided below under “Change in Control”) during the year following the year of attainment of the applicable Adjusted EBITDA target.

●	Awards may be paid in cash and/or equity in the sole discretion of the Compensation Committee. No fractional shares will be issued pursuant to this Plan. Any fractional shares resulting from a calculation under this Plan will be rounded down to the nearest whole share.

●	Award is dependent on the Company being in compliance (including via a waiver) with all applicable loan agreements, as such may be amended.

●	The Compensation Committee shall review and approve, in its sole discretion, individual awards under this Plan promptly after the award pool is established, as described above.

●	All equity awards made under this Plan shall be valued for such purpose at the closing price on the third full trading day following the public announcement of the year-end financial results and issued under the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan (or any successor plan) (the “Omnibus Plan”) or, if so determined by the Compensation Committee, under another equity compensation plan maintained by the Company.

Separation of Employment:

●	A Participant who leaves the Company voluntarily, is dismissed for Cause (as defined in the Omnibus Plan), or is terminated by the Company shall forfeit all rights to his/her current-year award.

●	A Participant who separates employment because of death, Disability (as defined in the Omnibus Plan), or retirement shall remain eligible for a current-year award (payable at the same time as awards for such year are paid to other Participants). In the event of a Participant’s retirement after June 30 of a given year, the Compensation Committee may in its discretion award the Participant a full current-year award based on the Company’s progress toward the applicable Adjusted EBITDA target at the time of such retirement. For example, if the retirement occurs 75% of the way through a given year and if the Company has earned 75% of a certain Adjusted EBITDA target on the date of such retirement, the Compensation Committee may pay out a full award, in its discretion, in connection therewith. In the case of a Participant’s death, any payments shall be made to the participant’s estate.

Change in Control:

●	In the event of a Change in Control (as defined in the Omnibus Plan) that occurs on or after June 30 of a given year, the Company shall, upon the Change in Control, make a full current-year award based on the Company’s successful progress toward the applicable Adjusted EBITDA target at the time of such Change in Control. For example, if a Change in Control occurs 75% of the way through a given year and if the Company has earned 75% of a certain Adjusted EBITDA target on the date of such Change in Control, the Company shall pay out a full award that would otherwise be payable in connection with the achievement of such Adjusted EBITDA target in connection with the Change in Control.

Eligibility:

●	“Participant” shall mean any employee eligible to participate in this Plan as determined by Compensation Committee.

●	The Company’s Board of Directors (the “Board”) may add or remove employees in this Plan at any time without prior notice.

General Requirements:

●	Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or affect the right of the Company to relocate, change the position of, or dismiss any employee.

●	The Compensation Committee reserves the right, in its sole discretion, to make adjustments to this Plan or to individual awards when it believes the integrity, purpose and fairness of this Plan would be better served. Any decisions of the Board or the Compensation Committee shall be conclusive and binding on all parties.

●	It is intended that this Plan be ongoing, however, it may be necessary for the Board to amend or terminate this Plan at any time without prior notification.

●	This Plan will be in effect starting January 1, 2012 and will automatically terminate upon the earliest of (i) any payout based on the Company’s attaining $28 million in Adjusted EBITDA for any fiscal year including or prior to 2019 (which assumes previous payouts based on the Company’s attaining $24 million and $15 million in Adjusted EBITDA for previous fiscal years); (ii) any payout based on the Company’s achieving $24 million or more in Adjusted EBITDA for fiscal 2019 (which assumes a previous payout based on the Company’s attaining $15 million in Adjusted EBITDA for a previous fiscal year); (iii) any payout based on the Company’s achieving $15 million or more in Adjusted EBITDA for fiscal 2019, assuming there had been no previous payout under this Plan, or (iv) a final determination that the Company has not achieved the then-applicable Adjusted EBITDA target level under this Plan for fiscal 2019.

●	To the extent the Company is subject to any tax deduction limits under Section 162(m) of the Internal Revenue Code, the compensation under this Plan is intended to qualify for the “performance-based compensation” exception under Section 162(m) and will be administered and interpreted accordingly.

●	To the extent applicable, this Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Plan may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this provision does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

●	The Company shall have the authority, duty, and power to withhold from any award under this Plan the amount of any applicable federal, state, and local tax required to be withheld by the Company pursuant to any applicable laws or regulations.